Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Allscripts-Misys Healthcare Solutions, Inc. of our report dated February 24, 2010 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Eclipsys Corporation which is incorporated by reference in Allscripts-Misys Healthcare Solutions, Inc.’s Current Report on Form 8-K dated June 9, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
June 9, 2010